Exhibit 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the board of directors Datigen, Inc.


We hereby consent to the use in the Definitive Proxy Statement of Datigen, Inc. of our report dated February 4, 2003, on the consolidated financial statements of Datigen, Inc. as of December 31, 2003 and for the year in the period then ended which appear in the Annual Report on Form 10-KSB for the year ended December 31, 2003.



/s/ Squire & Company PC
Orem, Utah

March 14 2005